Exhibit 23.1

KPMG LLP 345 Park Avenue New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 9, 2024, with respect to the consolidated financial statements of Selective Insurance Group, Inc. and subsidiaries as of and for the three-year period ended December 31, 2023 and the effectiveness of internal control over financial reporting, as of December 31, 2023, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

New York, New York
May 30, 2024